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Exhibit 23

Consent of Independent Accountants

We consent to the incorporation by reference in the registration statements of Policy Management Systems Corporation and subsidiaries ("Company") on Form S-8 (Nos. 33-33848, 33-35002 and 33-35917) of our report, which includes an emphasis paragraph discussing litigation and federal investigations, dated February 9, 1995 on our audits of the consolidated financial statements and financial statement schedules of the Company as of December 31, 1994 and 1993, and for the three years then ended December 31, 1994, which report is included in this Annual Report on Form 10-K.



Coopers & Lybrand L.L.P.
Atlanta, Georgia
March 22, 1995